UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 18, 2008

Sinoenergy Corporation
(Exact name of registrant as specified in its charter)

Nevada	1-34131	84-1491682
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1603-1604, Tower B Fortune Centre Ao City, Beiyuan Road, Chaoyang District, Beijing China, 100107
(Address of principal executive offices)

Registrant’s telephone number, including area code:	86-10-84928149

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 18, 2008, Gu Lan resigned as Chief Financial Officer of Sinoenergy Corporation (the “Company”). There was no disagreement or dispute between Ms. Gu and the Company which led to her resignation.

On October 20, 2008, the board of directors appointed Sheng Shiao Ming as Chief Financial Officer of the Company, effective October 20, 2008. Mr. Sheng does not have any family relationship with any director, executive officer or person nominated or chosen by us to become a director or executive officer.

On October 20, 2008, the Company entered into an employment agreement with Mr. Sheng as Chief Financial Officer, for an initial term of three years. Pursuant to the agreement, Mr. Sheng shall receive $5,000 per month during the term of the agreement. Mr. Sheng shall also receive a $5,000 bonus on each anniversary of the effective date. In addition, Mr. Sheng shall receive an aggregate of 30,000 shares of common stock of the Company during the initial term of the agreement as follows. Mr. Sheng will not receive any shares until he has been employed for one year, at which time hi is to receive 10,000 shares. Thereafter, his shares will vest at the rate of 833 shares per month over the remaining two years of the initial term. The shares of common stock issuable to Mr. Sheng shall be transferred by the major shareholders – Mr. Tianzhou Deng and Mr. Bo Huang.

Pursuant to the employment agreement, Mr. Sheng will also receive options to purchase up to 150,000 shares of common stock, of which 50,000 shares shall vest on each anniversary of the effective date during the initial term. The options can be exercised immediately upon acquisition and anytime thereafter until Mr. Sheng’s employment is terminated under the terms of the employment agreement. After completing one full year of employment, the second and third tranches of Company’s Stock Options Plan of 50,000 common shares per year will be adjusted in direct proportion to the length of employment. The exercise price of the options granted shall be pegged to the intraday market price of the Company’s common stock on the date the options are granted by the Company’s board of directors. Mr. Sheng also stands to receive certain performance-based compensation in the form of an increase in number of shares underlying the options to be granted to him, depending on the Company’s stock price performance at the end of Mr. Sheng’s first full employment year. As such, Mr. Sheng may receive additional options equivalent to 50% of the margin of increase in the Company’s stock price at the end of first full employment year. For the second and third years of employment, the additional amount of options granted to Mr. Sheng will be directly proportional to the growth percentage of the Company’s stock price.

Mr. Sheng is entitled to participate in any and all benefit plans, from time to time, in effect for senior management, along with vacation, sick and holiday pay in accordance with the Company’s policies established and in effect from time to time. Mr. Sheng’s employment with the Company may be terminated at any time, with or without case or good reason. In the event that Mr. Sheng’s employment is terminated by the Company without cause (as defined in the agreement), Mr. Sheng is entitled to a severance payment of two months salary.

From 2003 until October 2008, Mr. Sheng has served as a principal of Intelligent Genesis, which was engaged in corporate consulting and venture formation, and from 1996 until 2002, Mr. Sheng was founder and chief executive officer of Intelligent Paradigm, a computer video technology developer. Mr. Sheng received a degree in Biochemistry from Dartmouth College and has authored numerous scientific papers and editorial articles for trade journals and magazines.

A copy of the press release that discusses this matter is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

Exhibits

99.1	Press Release, dated October 22, 2008
99.2	Employment Agreement, dated October 20, 2008 between the Company and Sheng Shiao Ming

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized. .

SINOENERGY CORPORATION
(Registrant)

Date: October 23, 2008	/s/ Huang Bo
Huang Bo, Chief Executive Officer